Exhibit 20.1

July 1, 2004

CROWN RESOURCES CORPORATION ANNOUNCES RECORD DATE FOR DISTRIBUTION OF SOLITARIO RESOURCES CORPORATION SHARES

Denver, Colorado: Crown Resources Corporation announced today that it will make a distribution of all of its 9,633,285 shares of Solitario Resources Corporation ("Solitario") and such amount of cash as necessary to avoid the distribution of fractional shares of Solitario (the "Distribution") to holders of Crown's common stock as of the close of business on July 16, 2004 (the "Record Date). Crown has set July 26, 2004 for the Distribution to holders of record on the Record Date. Crown has estimated each holder of Crown will receive approximately 0.21 shares of Solitario for each share of Crown they own on the Record Date. After the Record Date and prior to the Distribution, Crown will mail to its shareholders an Information Statement setting forth the terms and conditions of the Distribution which is subject to regulatory review of all required documents to be filed on behalf of Crown and Solitario.

Crown is a U.S. domiciled gold exploration company whose major assets are the Buckhorn Mtn. Project located in north-central Washington State and a 37.1% interest in Solitario Resources Corporation (TSX: "SLR"). Crown is traded on the OTC Bulletin Board under the trading symbol CRCE.

FOR MORE INFORMATION, CONTACT:

Christopher E. Herald or James R. Maronick - (303) 534-1030

Debbie W. Mino, Director - Investor Relations - (800) 229-6827

www.crownresources.com

The information set forth above includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected in the forward-looking statements include, but are not limited to, the timing of receipt of necessary governmental permits, the results of judicial proceedings, the market price of gold, results of current exploration activities and other risks.